Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group, Inc. Announces Second Quarter Share Repurchases and Principal Prepayment under Senior Secured Credit Agreement

Carmel, Ind., June 30, 2011 - CNO Financial Group, Inc. (NYSE: CNO) today announced that during the second quarter of 2011 it repurchased 2,206,648 shares of its common stock for an aggregate purchase price of $16.2 million under the share repurchase program announced on May 16, 2011. The shares were repurchased at an average cost of $7.35 per share, and represented 0.9% of the total outstanding shares as of March 31, 2011.

As required under the terms of its Senior Secured Credit Agreement, CNO also made a principal prepayment today of the same amount as the share repurchase ($16.2 million). This prepayment will reduce the scheduled principal amount that is due on September 30, 2016. After this prepayment, the outstanding principal balance of the facility is $308.8 million and the next scheduled principal payment under the facility of $10.0 million is due September 30, 2012.

The proforma debt to total capital ratio (as defined in our Senior Secured Credit Agreement) at March 31, 2011 reduced to 19.0% from 19.2% as a result of the aforementioned transactions.

About CNO

CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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